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                                 Exhibit 99.1
                                 ------------

                     [LETTERHEAD OF SUNGARD APPEARS HERE]

          October 4, 1999

          Michael J. Ruane   Madeline Hopkins    Internet
          (610) 341-8709     (610) 341-4357      www.sungard.com


        SUNGARD DATA SYSTEMS INC. ANNOUNCES THIRD QUARTER 1999 OUTLOOK
                                      and
                           REVISES OUTLOOK FOR 1999

Wayne, PA -- SunGard Data Systems Inc. (NYSE:SDS) announced today that it expects its results for the quarter ended September 30, 1999 to be below analysts' current estimates. The Company currently anticipates third quarter earnings per share in the range of $0.30 to $0.33, and net income between $39 million and $43 million. As feared by investors, Y2K has inhibited license sales of the Company's derivatives and risk management software. Although these sales have been weaker than SunGard expected, much of this weakness has been offset by the strength of SunGard's other businesses. As a result of these conditions, the Company has revised its outlook for full-year 1999 earnings per share from $1.43 to a range of $1.32 to $1.38.

Earnings per share for the third quarter of 1998 were $0.31 as originally reported and $0.29 as restated for applicable poolings of interests. Full-year 1998 earnings per share were $1.19 as originally reported and $1.12 as restated for applicable poolings of interests.

James L. Mann, chairman and chief executive officer, said, "Despite this reduction in our 1999 outlook, we reaffirm our long-term goal of 20% annual growth including for 2000. We believe that the adverse impact of Y2K on our 1999 sales of derivatives and risk management software is a unique and temporary phenomenon. Our other investment support systems units continue to perform well. Our breadth of product offerings, strong installed customer base, and growing offerings of professional services and integrated technology solutions continue to fuel revenue and earnings gains. Our eCommerce initiatives, such as Expediter, BRUT ECN and eTreasury, are generating strong growth. Our disaster recovery and computer services businesses continue to steadily produce. And our balance sheet and cash flow are as solid as ever. We remain confident of our strengths and our future."

The outlook statements in this release are preliminary, based on partial information and management assumptions, and are subject to change. They exclude the effect of one time charges and restatements for applicable poolings of interests. SunGard will report final results for the third quarter of 1999 after close of the financial markets on October 14, 1999.

The Company will hold a conference call to discuss this announcement today, October 4, 1999, at 9:00 a.m. EDT. The dial-in number is 913-981-5529. The formal comments made on the conference call will be posted on the Company's web-site at www.sungard.com.
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SunGard's business is computer service and application software.  The Company is the only large specialized provider of proprietary investment support systems and is the pioneer and a leading provider of comprehensive computer disaster recovery services. Its common stock is listed on the New York Stock Exchange under the symbol SDS.

"SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements about the Company's outlooks for 1999 and 2000 and all other statements in this release other than historical facts are forward-looking statements that are subject to risks and uncertainties that may change at any time and differ from actual results. In particular, the Company's outlook for the third quarter and full year of 1999 are subject to final financial reports from the Company's various subsidiaries and divisions and any accounting adjustments made in the closing of the relevant period. Forward-looking statements include information about possible or assumed future financial results of the Company and usually contain words such as "believes," "intends," "expects," "anticipates," or similar expressions. The Company derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, such as the timing and magnitude of software sales, the effect of Y2K issues on software and services buying decisions, the timing and scope of technological advances and Y2K compliance, the integration and performance of acquired businesses, the prospects for future acquisitions, and the overall condition of the financial services industry. These factors, as and when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-K, a copy of which may be obtained from the Company without charge.